[PRICE WATERHOUSE LLP LETTERHEAD]

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 49 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated May 15, 1997, relating to the financial statements and financial highlights appearing in the March 31, 1997 Annual Reports to Shareholders of Nations Fund Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "How The Funds are Managed - Other Service Providers" in the Prospectuses and under the heading "Independent Accountant and Reports" in the Statement of Additional Information.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Boston, Massachusetts
July 28, 1997